[LOGO OF SIGMATEL]

FOR RELEASE JANUARY 28, 2004, AT 3:01 PM CENTRAL TIME

Investor Relations SigmaTel, Inc. 512.381.3931 investor.relations@sigmatel.com http://www.sigmatel.com/investor-relations	Press Contact Nate Long, Marketing Communications Manager SigmaTel, Inc. 512.381.3913 nlong@sigmatel.com

SigmaTel Reports Record Financial Results for Q4 and Fiscal 2003

Ships Over Three Million MP3 Chips During the Quarter

and Launches New Product into the USB Flash Drive Market

AUSTIN, Texas -January 28, 2004—SigmaTel, Inc. (NASDAQ: SGTL), a leader in analog intensive, mixed-signal integrated circuits, today announced fourth quarter results for the period ended December 31, 2003. Quarterly revenues were a record $35.0 million, up 194 percent from $11.9 million for the same period in the fiscal year 2002 and up 7 percent from $32.7 million in the third quarter of 2003. Pro forma adjusted net income for the fourth quarter of 2003 was $9.0 million, representing earnings of $0.24 per diluted share.

Financial Results

Under generally accepted accounting principles (GAAP), net income attributable to common stockholders for the fourth quarter of 2003 was $8.2 million, resulting in GAAP diluted earnings per share for the quarter of $0.21. This compares to net income attributable to common stockholders of $38,000 in the fourth quarter of 2002. This GAAP net income attributable to common stockholders includes non-cash expenses related to deferred stock-based compensation, which are set forth in the reconciliation of GAAP to non-GAAP financial measures table included below.

Revenues for the year ended December 31, 2003 were $100.2 million, up 224 percent from $30.9 million for the year ended December 31, 2002. Pro forma adjusted net income for the year ended December 31, 2003 was $18.1 million, up from an $8.3 million loss for the year ended December 31, 2002. GAAP net income for the year ended December 31, 2003 was $10.0 million, compared to an $8.3 million loss for the year ended December 31, 2002.

SigmaTel reported cash and short-term investments of $111.3 million as of December 31, 2003.

“We are extremely pleased with our record revenues and income in the fourth quarter as well as for the entire fiscal year,” said Ron Edgerton, Chief Executive Officer and President. “Sales of our D-Major™ audio SoCs for the MP3 player market were the highest they have ever been, over 3 million units sold in the fourth quarter alone. These numbers reflect the strong demand during the holiday season in spite of continued constraints on the supply of flash memory. 2003 as a whole brought a number of very important milestones including over $100 million in sales, a pro forma net income of $18.1 million, an initial public offering in September that raised over $100 million in cash, multiple major design wins, new customer orders, and new product introductions within each of our product groups. The momentum continued into the fourth quarter where we closed a major design win for our next generation of MP3 D-Major™ technology with our long term customer Creative Labs, entered a new market segment for SigmaTel with the introduction of our GoChip™ line of USB Mass Storage products for the flash drive market and introduced new C-Major™ audio codecs centered on our proprietary Universal Jacks™ technology. Our financial performance and new product introductions made this a very successful quarter and year for SigmaTel.”

Business Summary

The SigmaTel D-Major™ portable audio SoC product line targeting MP3 audio players continued to achieve success, having shipped in excess of three million units in the fourth quarter. The STMP 35XX product family is the latest addition to this product line, targeting the hard drive and flash player segments. The STMP 35XX was selected by Creative Labs, Inc., maker of the revolutionary NOMAD MuVo MP3 flash player, to drive their next generation of Hi-Speed USB 2.0 flash MP3 players. During the fourth quarter, SigmaTel also completed development and shipped its first samples of the GoChip™ USB Mass Storage product line focused on the portable USB Flash Drive market. SigmaTel was able to quickly bring the GoChip™ solution to market by utilizing current controller technology from the popular D-Major™ portable audio SoC product family. The STBD 2010 GoChip™ USB Flash Drive Controller provides a complete system solution for implementing USB flash drive designs, including a Hi-Speed USB 2.0 device controller and transceiver, support for extensive NAND flash memory configurations and a high level of integration to minimize the number of external components and lower the system cost. The broad NAND flash memory support on this device will also give customers maximum flexibility in their choice of flash memory, which is considered extremely important given the tight supply conditions in this market.

SigmaTel also reported that it added over forty employees to its workforce during 2003, an increase of over 40 percent, primarily in the area of research and development in Austin, Texas.

Business Outlook

“We are pleased with our continued success during the fourth quarter and with the positive customer feedback we received during the Consumer Electronics Show earlier this month,” said Mr. Edgerton. “As we look toward 2004, we expect to continue to experience strong demand across all of our product lines. Although we expect continued constraints in the supply of flash memory used by our customers, we are seeing signs of improved availability. We anticipate typical seasonality associated with consumer spending patterns to affect our business. As a result, we continue to expect our revenues to be seasonally down in the first quarter of 2004 compared to the fourth quarter of 2003, and we expect we will still deliver another very profitable quarter.”

Specific guidance on the first quarter of 2004 is below.

•	Revenues are expected to be between $27.5 and $29.5 million, vs. $12.9 million in the first quarter of 2003.

•	Gross margin percentage is expected to be approximately 50 percent, plus or minus a couple of points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

•	GAAP net income is expected to be between $4.3 and $5.0 million. This includes the amortization of non-cash deferred stock-based compensation of approximately $1.0 million, so pro forma net income is expected to be between $5.3 and $6.0 million.

•	The weighted average shares outstanding are expected to be 38.7 million.

Conference Call Today

A conference call will be held today, January 28, 2004, beginning at 3:30 P.M. Central Time. This call will be simulcast via SigmaTel’s website at www.sigmatel.com/investor.relations. Replays of the call will be available at this web address and via telephone at 800-633-8284 (U.S.) and 402-977-9140 (international) by entering reservation number 21179976. These replays will be available through February 27, 2004.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Readers may obtain investment information from the company’s investor relations department at (512) 381-3931, by sending email to investor.relations@sigmatel.com, or on the Web at www.sigmatel.com/investor-relations.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. . Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that SigmaTel may not be able to maintain its high growth rate; risks that shortages of supply for other components of MP3 players (such as flash memory) may limit customer demand to purchase SigmaTel’s portable audio SoCs; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronics products and other factors; risks that SigmaTel’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to SigmaTel’s lack of long term supply contracts with foundries and tightening foundry capacity; risks that SigmaTel may not be able to successfully manage strains associated with its growth; risks that SigmaTel’s new products under development may not be completed in a timely fashion and may not achieve market acceptance; risks with managing international activities; intellectual property litigation risk; dependence on a limited number of products; the semiconductor industry’s cyclical nature; geographic concentration of foundries, assembly and test facilities, distributors, and customers in the Pacific Rim, subjecting SigmaTel to risks of natural disasters, epidemics (such as SARS), and political unrest; and other factors. For a discussion of these and other factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the 424(b)(4) final prospectus filed September 19, 2003 and the Form 10Q that was filed on October 29, 2003.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income and net income per share on a basis excluding non-cash and other one-time charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q4 2003 earnings conference call can be found on the company’s website at www.sigmatel.com/investor.relations.

D-Major, C-Major, GoChip and Universal Jacks are trademarks and SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

SIGMATEL, INC.

PRO FORMA VS. GAAP RESULTS

(in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net income (loss) as reported	$8,157	$117	$9,989	$(8,279)
Pro forma adjustments (tax effected):
Deferred stock-based compensation	889	7	3,781	28
Litigation settlement	—	—	4,355	—

Pro forma net income (loss)	$9,046	$124	$18,125	$(8,271)

Diluted weighted average shares outstanding	38,289,376	15,250,368	31,086,166	5,836,026

Diluted net income (loss) per share diluted, pro forma	$0.24	$0.01	$0.58	$(1.42)

Net income (loss) attributable to common stockholders as reported	$8,157	$38	$1,221	$(8,595)
Pro forma adjustments (tax effected):
Deferred stock-based compensation	889	7	3,781	28
Litigation settlement	—	—	4,355	—

Pro forma net income (loss) attributable to common stockholders…	$9,046	$45	$9,357	$(8,567)

Diluted weighted average shares outstanding	38,289,376	15,250,368	31,086,166	5,836,026

Diluted net income (loss) attributable to common stockholders per share diluted, as reported	$0.21	$0.00	$0.04	$(1.47)

Diluted net income (loss) attributable to common stockholders per share diluted, pro forma	$0.24	$0.00	$0.30	$(1.47)

SIGMATEL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues	$34,971	$11,948	$100,225	$30,917
Cost of goods sold	17,295	6,487	52,491	19,630

Gross profit	17,676	5,461	47,734	11,287

Operating expenses:
Research and development	5,377	3,182	17,867	11,927
Selling, general and administrative	3,213	1,432	10,184	4,969
Amortization of deferred stock-based compensation	919	7	3,907	29
Litigation settlement	—	—	4,500	—
Loss on sale of assets	—	—	—	11

Total operating expenses	9,509	4,621	36,458	16,936

Operating income (loss)	8,167	840	11,276	(5,649)

Other income (expense):
Interest income	254	10	296	42
Interest expense	(9)	(733)	(1,250)	(2,672)

Total other income (expense)	245	(723)	(954)	(2,630)

Income (loss) before income taxes	8,412	117	10,322	(8,279)

Income taxes	255	—	333	—

Net income (loss)	8,157	117	9,989	(8,279)
Deemed dividends on preferred stock	—	(79)	(8,768)	(316)

Net income (loss) attributable to common stockholders	8,157	38	1,221	(8,595)

BASIC NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE	$0.24	$0.01	$0.09	$(1.47)

DILUTED NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE	$0.21	$0.00	$0.04	$(1.47)

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net income (loss) attributable to common stockholders per share	34,109,901	5,875,140	13,449,687	5,836,026
Diluted net income (loss) attributable to common stockholders per share	38,289,376	15,250,368	31,086,166	5,836,026

SIGMATEL, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$61,841	$2,859
Short-term investments	49,420	—
Restricted short-term investments	—	130
Accounts receivable, net	15,989	4,839
Inventories, net	9,904	5,740
Prepaid expenses and other current assets	1,333	575

Total current assets	138,487	14,143

Property, equipment and software, net	3,792	4,152
Intangible assets, net	4,476	—
Other assets	122	234

Total assets	$146,877	$18,529

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$13,466	$5,285
Accrued payroll	870	253
Other accrued expenses	2,561	667
Deferred revenue	3,645	459
Current portion of capital lease obligations	48	17
Revolving line of credit	—	8,512

Total current liabilities	20,590	15,193

Convertible notes payable	—	7,419
Capital lease obligations, net of current portion	63	18
Other liabilities	116	123

Total liabilities	20,769	22,753

Redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized; shares issued and outstanding: none in 2003 and 14,864,783 in 2002; liquidation value: none and $41,337, respectively	—	40,761

Stockholders’ equity (deficit):
Common stock, $.0001 par value; 170,000,000 shares authorized; shares issued and outstanding: 34,270,961 and 34,181,005 in 2003 and 5,990,628 and 5,900,672 in 2002, respectively	3	1
Additional paid-in capital	173,737	9,181
Notes receivable from stockholders	(115)	(289)
Deferred stock-based compensation	(3,678)	(50)
Treasury stock, 89,956 common shares at cost	(741)	(741)
Accumulated deficit	(43,098)	(53,087)

Total stockholders’ equity (deficit)	126,108	(44,985)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$146,877	$18,529

SIGMATEL, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$9,989	$(8,279)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,471	2,593
Amortization of deferred stock-based compensation	3,907	29
Loss on sale of assets	—	11
Other non-cash expenses	1,016	3,081

Changes in assets and liabilities:
Accounts receivable, net	(11,149)	(1,317)
Inventories, net	(4,165)	(1,594)
Prepaid expenses and other assets	(1,042)	315
Accounts payable	4,546	484
Accrued expenses	2,518	429
Deferred revenue and other	3,236	66

Net cash provided by (used in) operating activities	12,327	(4,182)

Cash flows from investing activities:
Proceeds from maturities of restricted investments	130	130
Purchase of short-term investments	(49,420)	—
Purchase of property, equipment, software and intangible assets	(3,581)	(1,675)

Net cash used in investing activities	(52,871)	(1,545)

Cash flows from financing activities:
Proceeds from long-term debt	5,150	—
Proceeds (repayments) under revolving line of credit, net	(8,923)	2,920
Repayments of long-term debt	(5,000)	(618)
Payments of capital lease obligations	(74)	(40)
Payments of interest on convertible notes payable	(1,564)	—
Proceeds from issuance of convertible preferred stock, net of issuance costs	8,090	—
Proceeds from amounts receivable from stockholders	181	4
Proceeds from issuance of common stock	101,666	13
Purchase of treasury stock	—	(1)

Net cash provided by financing activities	99,526	2,278

Net increase (decrease) in cash and cash equivalents	58,982	(3,449)
Cash and cash equivalents, beginning of year	2,859	6,308

Cash and cash equivalents, end of year	$61,841	$2,859